EXHIBIT 99.1

PRESS CONTACT:	INVESTOR RELATIONS CONTACT:

Stacy Spivack	Stephen J. Russo
Senior Marketing Manager	Chief Operating Officer
Westaff, Inc.	Westaff, Inc.
(P) 925.952.2521	(P) 925.930.5300
(E) sspivack@westaff.com	(E) srusso@westaff.com

Westaff Names Sean Wong VP, Controller

WALNUT CREEK, Calif., September 26, 2008 – Westaff, Inc. (NASDAQ: WSTF), a leading provider of staffing services, announces the addition of Sean Wong as Vice President, Controller. Sean assumes this role immediately and is responsible for financial and accounting functions of the company, including internal and SEC financial reporting, as well as ensuring compliance with company financial and accounting policies and procedures, and creating and maintaining effective internal controls in a public environment.

Sean, a CPA, has over 19 years of experience in the accounting arena and over a decade of experience as a Controller. He most recently served the Controller for Tiburon, Inc. where he served for more than three years prior to joining Westaff. He holds a BA in Business Economics from the University of California, Santa Barbara.

Sean commented, “I am extremely excited to be able to join the Westaff team. There have been an impressive number of very strong new hires and I feel privileged to be among them. I have very high expectations for Westaff and for the role I will play there.”

“Sean is an established and proven accounting professional and will certainly fit in with the strong management team that has been assembled here in recent months,” noted Westaff CFO Christa Leonard. “I am confident that Sean’s experience coupled with his reputation and his can-do attitude will make him an integral part of our Accounting team.”

About Westaff

Westaff provides staffing services and employment opportunities for businesses in global markets. Westaff annually employs in excess of 125,000 people and services more than 20,000 client accounts from 204 offices located throughout the United States, Australia and New Zealand. For more information, please visit the company Web site at www.westaff.com.

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This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law. Forward-looking statements contained herein include, but are not limited to, statements regarding the Company’s future growth, profitability, expansion in key markets and new business segments and the Company’s ability to achieve any of these goals.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information. The Company undertakes no responsibility to publicly update or revise any forward-looking statement. Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K, Form 10-Q, Form 8-K and other filings.